EXHIBIT 8.2

August     , 2007

AUTHORIZE.NET HOLDINGS, INC.

f/k/a Lightbridge, Inc.

293 Boston Post Road West, Suite 220

Marlborough, MA 01752

Re:	Merger pursuant to Agreement and Plan of Reorganization dated June 17, 2007 by and among Authorize.Net Holdings, Inc., CyberSource Corporation, Congress Acquisition-Sub Inc., and Congress Acquisition Sub 1, LLC

Ladies and Gentlemen:

We have acted as counsel to you, Authorize.Net Holdings, Inc., a Delaware corporation (“Authorize.Net”), in connection with the filing of a registration statement on Form S-4 (the “Registration Statement”), which includes the Proxy Statement/Prospectus of Authorize.Net and CyberSource Corporation, a Delaware corporation (“CyberSource”) relating to the Agreement and Plan of Reorganization (the “Merger Agreement”), dated June 17, 2007, by and among Authorize.Net., CyberSource, Congress Acquisition-Sub, Inc., a Delaware corporation and wholly owned subsidiary of CyberSource (“Merger Sub Inc.”), and Congress Acquisition Sub 1, LLC., a Delaware limited liability company and wholly owned subsidiary of CyberSource (“Merger Sub LLC”). Pursuant to the Merger Agreement, Authorize.Net will merge with Merger Sub Inc. with Authorize.Net as the surviving corporation (the “First Merger”) and then Authorize.Net will merge with and into Merger Sub LLC with Merger Sub LLC as the surviving limited liability company (the “Second Merger,” and together with the First Merger, the “Merger”).

In our capacity as counsel to Authorize.Net in the Merger, and for purposes of rendering our opinion, we have examined and relied upon the Merger Agreement and the schedules and exhibits thereto, the Registration Statement, statements made in representation letters that have been delivered to us by Authorize.Net, CyberSource, Merger Sub Inc., and Merger Sub LLC containing certain representations and covenants of Authorize.Net, CyberSource, Merger Sub Inc., and Merger Sub LLC relevant to this opinion, and such other documents as we deemed necessary to render the opinion expressed below (collectively, the “Documents”). We have assumed that any factual information, descriptions, representations or assumptions contained in the Documents are, and will continue to be, true and complete, and any representation made in any of the Documents “to the best of the knowledge and belief” (or similar qualification) of any person or party is, and will continue to be, correct without such qualification. We have not attempted to verify independently such factual information, descriptions, representations or assumptions.

In our examination we have further assumed that: (i) the Merger will be consummated in accordance with the terms of the Merger Agreement without any waiver, breach or amendment thereof; (ii) each entity that is a party to any of the Documents has been duly organized under the laws of its jurisdiction of organization, is validly existing and in good standing under such laws, and is duly qualified and in good standing in each jurisdiction in which it is required to be qualified to engage in the transactions contemplated by the Documents; (iii) each such entity has full power, authority, capacity, and legal right to enter into and perform the terms of the Documents and the transactions contemplated thereby; (iv) the copies or originals of the Documents furnished to us are authentic (if originals) or accurate (if copies); (v) those Documents that are contracts or instruments are enforceable and effective in accordance with their terms against all parties thereto, all signatures are genuine and all signatories have the legal authority to act in such capacity; (vi) any representations made in the Documents are, and will continue to be, true and complete, and no default exists under any of the Documents; (vii) the business and affairs of each of the entities that is a party to any of the Documents will be conducted in accordance with the Documents and all relevant laws; (viii) no actions will be taken, no change in any of the Documents will occur, and no other events will occur, after the date hereof, that would have the effect of altering the facts, Documents, or assumptions upon which this opinion is based; and (ix) the business reason for the Merger will constitute a valid business purpose within the meaning of Treasury Regulation sections 1.368-1(b) and (c).

August     , 2007

The opinion expressed herein is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department proposed, temporary, and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service, as each of the foregoing exists on the date hereof. Our opinion is not binding on the Internal Revenue Service or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. Nevertheless, we undertake no responsibility to advise you of any developments in the application or interpretation of the income tax laws of the United States after the Merger is effected.

We express no opinion as to the United States federal income tax consequences of the Merger other than that described below, as to the effect of the Merger on prior transactions, or as to any state, local or foreign income or other tax consequences with respect to the Merger.

Based on the foregoing, we are of opinion, as of the date hereof and under existing law, that, for United States federal income tax purposes, the Merger will constitute a reorganization within the meaning of section 368(a) of the Code.

In rendering this opinion, we have assumed that Morrison & Foerster LLP, in its capacity as counsel to CyberSource, Merger Sub Inc. and Merger Sub LLC, has delivered to CyberSource, Merger Sub Inc. and Merger Sub LLC, and has not withdrawn, an opinion that is substantially similar to this one.

We are furnishing this opinion to you solely for the purpose of filing the opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to such filing and to the references to our firm under the captions “Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is not to be relied upon, used, circulated, quoted, or otherwise referred to for any other purpose or by any other person or entity without our prior written consent. We undertake no responsibility to update or supplement this letter.

Very truly yours,

FOLEY HOAG LLP

By:
A Partner